AMENDMENT TO DECLARATION OF TRUST

LONGLEAF PARTNERS FUNDS TRUST

A Massachusetts Business Trust

Merger of Longleaf Partners International Fund into Longleaf Partners Global Fund and Change of Certain Addresses

WITNESSETH

This amendment relates to the Declaration of Trust of Longleaf Partners Funds Trust (the “Trust”) originally filed in the Office of the Secretary of the Commonwealth of Massachusetts on November 28, 1986 under the name “Southeastern Asset Management Value Trust.” The Trust is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end management investment company. Presently, it has four series: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners International Fund, and Longleaf Partners Global Fund.

The Declaration of Trust of Longleaf Partners Funds Trust is hereby amended by the Board of Trustees pursuant to this written consent approved by a majority of Trustees, by removing all references and information regarding Longleaf Partners International Fund, effective as of December 20, 2025 and amending Sections 1.1(c)(iii) and 1.1(c)(iv) as follows:

1.1(c)(iii) The name and address for the transfer agent for the Trust shall be updated to Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246;

1.1(c)(iv) The address of Southeastern Asset Management, Inc. shall be updated to 5100 Poplar Avenue, Suite 2450, Memphis, TN 38137

IN WITNESS WHEREOF, the undersigned Trustees have executed this Amendment to the Declaration of Trust on behalf of the Trust and its series as of December 22, 2025, in their official capacities as Trustees of the Trust, and not as individuals or in their individual capacities:

Margaret H. Child	Perry C. Steger

Kent A. Misener	Sarah Jemison

O. Mason Hawkins